                                                                                                                                                                                                                                                                                                                                  Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS RECORD 2025 FOURTH QUARTER AND FULL YEAR NET SALES

Full Year 2025 Net Sales Rose to $1.49 Billion

2025 Fourth Quarter & Full Year Conference Call Scheduled for February 25, 2026

New York, New York, January 21, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced net sales for the three months and full year ended December 31, 2025.

Net Sales ($ in millions)	Three Months Ended			Year Ended
	December 31,			December 31,
	2025	2024	% Change	2025	2024	% Change
Total Interparfums, Inc.	$386	$362	7%	$1,489	$1,452	2%
European based net sales	$233	$214	9%	$1,016	$953	7%
United States based net sales*	$155	$149	4%	$482	$511	(6%)
Eliminations of intercompany sales	($2)	($1)	n/a	($10)	($12)	n/a

* United States based net sales decreased by 3% for full year 2025, excluding the impact of the discontinued Dunhill license.

The average dollar/euro exchange rate for the 2025 fourth quarter was 1.16 compared to 1.07 in the 2024 fourth quarter leading to a positive 3% foreign exchange impact. For the full year, the average dollar/euro exchange rate was 1.13 compared to 1.08 in 2024, leading to a positive 2% foreign exchange impact.

Data may not foot due to rounding.

Management Commentary:

Jean Madar, Chairman & Chief Executive Officer of Interparfums stated, “Consolidated fourth quarter sales rose 7% on a reported basis and 3% on an organic basis to $386 million – our best ever fourth quarter performance. Our targeted marketing and high service levels across our global distribution network captured the interest of consumers during a robust holiday sales season, enabling us to finish the year on a high note and offsetting some of the softness we had seen in the previous quarters. Our annual sales reached a record $1.49 billion thanks to favorable foreign exchange and the multiple engines of growth enabled by our broad portfolio of prestige and luxury fragrance brands.

European Based Operations

“During the 2025 fourth quarter, sales by European based operations rose 9% reflecting solid organic growth of 4% and a positive foreign exchange impact of 4%. We had impressive performances from several of our top brands, including Coach, Lacoste, and Montblanc. Full year sales increased 7% from full year 2024 on a reported basis and 4% on an organic basis, driven by sustained momentum from top brands, including our largest brand, Jimmy Choo.

“Coach fragrance sales increased 5% in the fourth quarter and 15% for the full year, reinforcing its timeless, multi-generational appeal thanks to the strength of the brand’s long‑established women's and men's lines, which was further boosted by two new successful launches in the first half of 2025.

“Lacoste fragrance sales in the fourth quarter and full year grew 23% and 28%, respectively. Full year Lacoste brand sales of $108 million exceeded our initial expectations of $100 million after just the second full year under our management.

“Sales of our Montblanc brand rose 22% in the fourth quarter, reflecting the success of the new Montblanc Explorer Extreme line in the second half of 2025 and the strength of the Montblanc Legend line. This strong fourth quarter performance in combination with favorable foreign exchange helped to offset the sales softness we experienced in the first part of 2025, resulting in full year 2025 sales that were broadly in line with 2024.

“The success of the Jimmy Choo I Want Choo women's franchise has continued to strengthen since its launch in 2021, particularly in the United States, and when combined with the strong performance of the Jimmy Choo Man franchise, helped drive 6% growth of Jimmy Choo fragrances in 2025.

“Our recently launched and proprietary brand Solférino is off to a good start in its first six months of operation. We remain on track to expand this artisanal fragrance house into an additional 50 doors in the first half of 2026.

“Finally, Boucheron and Interparfums have agreed to extend their partnership on the existing fragrance lines until December 31, 2027.”

United States Based Operations

Mr. Madar continued, “Sales by our U.S. operations increased 4% in the fourth quarter of 2025, driven by growth from our two largest United States based brands, GUESS and Donna Karan/DKNY, as well as more pronounced growth from Roberto Cavalli and MCM. Excluding the phase-out of Dunhill fragrances that was completed in August 2024, full year 2025 U.S. operations sales declined 3%.

“As expected, fragrance sales of GUESS and Donna Karan/DKNY each returned to growth in the fourth quarter, posting sales increases of 7% and 8%, respectively. The GUESS Iconic and Donna Karan/DKNY Cashmere Mist franchises performed well, supported by the brands’ enduring global popularity, especially during the holiday season. For the full year, GUESS sales were essentially stable and Donna Karan/DKNY declined by 4%, due largely to the unfavorable base period that included the launch of DKNY 24/7.

“Roberto Cavalli fragrance sales rose 33% in both the fourth quarter and full year, underscoring the substantial brand elevation achieved during its second full year under our management. We executed a series of blockbuster and innovative launches during 2025, including Roberto Cavalli Serpentine and Just Cavalli Give Me Magic.

“MCM fragrance sales rose 40% in the fourth quarter and 17% for the full year driven by continued performance of the MCM Collection launched in early 2025.

“Despite a challenging year, where the brand declined 9% despite the launch of Fiamma, fragrance sales at Ferragamo were flat for the fourth quarter, supported by the third quarter launch of Sublime Leather.”

Mr. Madar concluded, "While macroeconomic headwinds linger in certain key markets, and we continue to see trade destocking, we are encouraged by our performance in 2025 as we have been able to grow market share. We remain cautiously optimistic about 2026 and continue to prepare for what we expect will be a more favorable operating environment in 2027 and beyond, as we roll out major innovation on our new licenses and on some of our larger brands, as well as potentially securing new brands and licenses.”

2025 Fourth Quarter Results and Conference Call Details

The Company will issue financial results for the three months and full year ended December 31, 2025, on Tuesday, February 24, 2026, after the close of the stock market. Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Wednesday, February 25, 2026.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free:          (877) 423-9820

International:              (201) 493-6749

Participants are asked to dial in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino. Goutal and Off-White joined the Company’s fragrance portfolio in 2026.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2024, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Devin Sullivan
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9608 / dsullivan@theequitygroup.com
www.interparfumsinc.com		www.theequitygroup.com